                                                                  EXHIBIT 99.1

FOR IMMEDIATE RELEASE

John G. Sylvia - Chief Financial Officer                        (402) 330-8900
Dale R. Schuster - Vice President                               (402) 330-8900
James S. Ptoros - MacKenzie Partners                            (212) 929-5500

             CALIFORNIA ENERGY SHAREHOLDERS APPROVE PROPOSALS FOR
         ACQUISITION OF BALANCE OF MAGMA POWER'S PUBLICLY HELD SHARES

     OMAHA, NE, February 10, 1995 -- California Energy Company, Inc. ("CECI") (NYSE, PSE, LSE:CE) announced today that its shareholders at a special meeting this morning approved proposals relating to the acquisition by merger of the remaining 49% of Magma Power Company (NASDAQ: MGMA) that was not acquired by CECI in a tender offer that expired on January 9, 1995.

     Approval of the proposals authorizes California Energy to proceed with its planned public offering of 16,670,000 shares to facilitate its stated preference of acquiring the remaining Magma shares through a second-step all-cash merger at approximately $38.50 per share.

     As previously announced, on December 5, 1994, California Energy and Magma entered into an agreement and plan of merger, pursuant to which CECI acquired 51% of Magma in a cash tender offer at $39.00 per share and at its option would acquire the balance either for approximately $38.50 per share in cash or for $39.00 per share in cash and stock.

     Following the merger, the combined company will constitute the largest independent geothermal power company in the world with operations in the U.S., Philippines and Indonesia.

     California Energy Company is a leading international developer, owner and operator of geothermal and other environmentally responsible power generation facilities. Its six existing facilities currently produce in excess of 325 MW of power with an additional 300 MW under construction.

     Magma Power Company is a leader in the geothermal industry. The company currently operates seven geothermal plants in Southern California on geothermal leaseholds and fee interests held by the company, and holds additional geothermal leasehold and fee interests in other parts of California and Nevada. Magma is also currently constructing a power plant in the Philippines with a total capacity of 231 MW.

     California Energy's public offering is being made solely by the registration statement which has been filed with the Securities and Exchange Commission but which has not yet become effective. The securities to be sold in the public offering may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

                                     # # #

                           CALIFORNIA ENERGY COMPANY
           10834 OLD MILL ROAD, OMAHA, NEBRASKA  68154 (402)330-8900
                              FAX: (402)330-9888